SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1 to Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 21, 2009

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio	44144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On December 21, 2009, American Greetings Corporation (“American Greetings,” “we,” “our,” or “us”) filed a Current Report on Form 8-K (the “Original Form 8-K”) reporting the sale of certain assets, equipment and processes used in the manufacturing and distribution of party goods (the “Transaction”) to Amscan Holdings, Inc. (“Amscan”), which resulted in our decision to wind down and close our party goods operations at our manufacturing and distribution facility in Kalamazoo, Michigan (the “Kalamazoo Facility”). At the time the Original Form 8-K was filed, American Greetings estimated the amount of the employee termination costs associated with the separation of the non-union employees as a result of closing the Kalamazoo Facility; however at that time we were not able to estimate employee termination costs associated with the separation of the bargaining unit employees at the Kalamazoo Facility. American Greetings is filing this amendment on Form 8-K/A (this “Form 8-K/A”) to amend the Original Form 8-K to provide updated information regarding the exit and disposal activities, including that we expect to incur approximately $1.5 million in additional employee termination costs associated with the separation of the bargaining unit employees at the Kalamazoo Facility. The disclosure contained in Item 2.05 of the Original Form 8-K is hereby replaced in its entirety by the disclosure contained in Item 2.05 of this Form 8-K/A.

Item 2.05	Cost Associated with Exit or Disposal Activities.

(a) In connection with the Transaction, on December 21, 2009, we made the decision to wind down and close our Kalamazoo Facility. The decision to close the Kalamazoo Facility was the result of a comprehensive review of alternatives designed to improve the efficiency of our party goods business and enhance our product offering, while continuing to serve our customers. We believe that our strategic alliance with Amscan will help us accomplish this goal.

We expect that manufacturing at the Kalamazoo Facility will begin to phase out in early March 2010 and will be completed on or before the end of May 2010. The exact timing of when we will close our distribution activities at the Kalamazoo Facility is currently unknown, but we expect that our distribution operations at the Kalamazoo Facility will be closed by the end of the third quarter of the fiscal year ending February 28, 2011 (“Fiscal 2011”).

(b) We estimate that we will incur approximately $3.0 million in employee termination costs associated with the separation of employees as a result of the closing of the Kalamazoo Facility. We also estimate that we will incur approximately $10 million to $15 million in asset impairment costs, primarily relating to the impairment of the facility, in connection with closing the Kalamazoo Facility. The conclusion to impair assets was made as a result of the Transaction on December 21, 2009.

(c) We estimate that we will incur a total of approximately $13 million to $18 million in costs (as itemized above), in connection with closing the Kalamazoo Facility. We expect to incur the impairment costs and employee termination costs of approximately $1.5 million associated with the separation of the non-union employees during the fourth quarter of the fiscal year ending February 28, 2010 (“Fiscal 2010”). We expect to incur employee termination costs of approximately $1.5 million associated with the separation of the bargaining unit employees at the Kalamazoo Facility by the end of Fiscal 2011, some or all of which may be incurred as early as the fourth quarter of Fiscal 2010.

(d) We estimate that approximately $3 million of the estimated total costs will result in future cash expenditures, none of which is expected to be the result of the asset impairment.

This Form 8-K/A contains statements that may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning our operations and business environment, which are difficult to predict and may be beyond our control. Further information concerning issues that could materially affect actual results and performance related to forward-looking statements can be found in our periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of our Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

American Greetings Corporation
(Registrant)

By:	/s/ Catherine M. Kilbane
Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary

Date: January 25, 2010

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